                                                FILED PURSUANT TO RULE 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 14                REGISTRATION STATEMENT NO. 333-51103
(To Prospectus Dated June 15, 1998)



                              CKE RESTAURANTS, INC.

                        $197,225,000 PRINCIPAL AMOUNT OF
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                 (INTEREST PAYABLE ON MARCH 15 AND SEPTEMBER 15)

                        4,500,531 SHARES OF COMMON STOCK



         This Prospectus Supplement supplements information contained in that certain Prospectus dated June 15, 1998 (as amended or supplemented, the "Prospectus") of CKE Restaurants, Inc. relating to the potential sale from time to time of up to $197,225,000 aggregate principal amount of Notes and the Shares of Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders named below and the respective principal amounts of Notes and Shares beneficially owned by such Selling Securityholders that may be offered pursuant to the Prospectus:

                                                                     NUMBER OF       PRINCIPAL AMOUNT      NUMBER OF
                                             PRINCIPAL AMOUNT          SHARES            OF NOTES            SHARES
               NAME OF                           OF NOTES           BENEFICIALLY           TO BE             TO BE
         SELLING STOCKHOLDER                BENEFICIALLY OWNED      OWNED(1)(3)           SOLD(2)           SOLD(2)
         -------------------                ------------------      ------------     ----------------      ---------
Calvin F. Isaak, TTEE
FBO Isaak Bond Investments, Inc.
401K Profit Sharing Plan & Trust
DTD: 7-1-96                                       $29,000               661               $29,000              --

Kendrick M. Howard and K. Mason
Howard JTWROS                                     $40,000               912               $40,000              --

Michael S. Everist                                $20,000               456               $20,000              --

Holly Deeble Meyer - FCS/FBO                      $20,000               456               $20,000              --

Mark A. Barnes and Sandra K. Barnes, TTEE
FBO Sandra K. Barnes Living Trust
DTD: 9-10-97                                       $7,000               159               $7,000               --

Sandra K. Barnes and Mark A. Barnes, TTEE
FBO Mark A. Barnes Living Trust                    $7,000               159               $7,000               --

Loretta F. Isaak                                  $10,000               228              $10,000               --

Nicky Kenney Roth IRA R/O                          $2,000                45               $2,000               --

------------------
(1) All information in this Prospectus Supplement is as of February 10, 2000.

(2)       The date of this Prospectus Supplement is February 10, 2000.

(3)       Adjusted for the 10% stock dividend paid on January 11, 1999.